Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-05731,333-132589, 333-132590, 333-132591, 333-132592, 333-145527, 333-190308) and on Forms S-3 (Registration Nos. 333-183070, 333-176957) of Pitney Bowes Inc. of our report dated February 21, 2014, except with respect to our opinion in the consolidated financial statements insofar as it relates to effects of the change in the composition of reportable segments discussed in Note 17, the effects of discontinued operations discussed in Note 19 and the effects of a revision as discussed in Note 8, as to which the date is September 15, 2014, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated September 15, 2014.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
September 15, 2014